UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    June 27, 2007

Disaboom Inc.
(Exact name of registrant as specified in charter)

Colorado (State or other jurisdiction of incorporation)	000-52558 (Commission File Number)	20-5973352 (IRS Employer Identification No.)

7730 E. Belleview Avenue, Suite A-306 Greenwood Village, CO (Address of principal executive offices)	80111 (Zip Code)

        Registrant’s telephone number, including area code (720) 407-6530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement

        On June 27, 2007, we entered into an employment agreement with Lori Frisher (the “Agreement”) whereby Ms. Frisher will serve as our Vice President of Marketing and Business Development. The Agreement is effective as of June 26, 2007 and is for an initial one year term, and thereafter may be automatically extended for additional one year terms. It includes non-compete and confidentiality provisions.

        Pursuant to the Agreement, Ms. Frisher will receive an annual salary of $150,000, which shall be eligible for adjustment upon the operational launch of our website. Unless the Agreement is terminated for cause, or as a result of Ms. Frisher’s death or disability, if we terminate the Agreement Ms. Frisher will be entitled to a severance payment equal to three months of her annual salary.

        In connection with her employment, Ms. Frisher was granted an option to purchase 500,000 shares of our common stock exercisable at $1.50 per share, the closing sales price of the Company’s common stock on June 26, 2007 (the “Option”). The Option is exercisable through June 26, 2013 and is subject to the following vesting schedule: 133,334 shares shall vest on June 25, 2008, 133,333 shares shall vest on June 25, 2009, 133,333 shares shall vest on June 25, 2010, and 100,000 shares shall vest on March 31, 2008, but only upon the achievement of our launch objective of a specific number of unique visitors to the Disaboom website by or before March 31, 2008.

Item — 9.01. Financial Statements and Exhibits.

(d)   Exhibits

10.1	Employment Agreement with Lori Frisher Dated June 26, 2007.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 2, 2007	Disaboom, Inc. (Registrant) /s/ J. W. Roth Name: J. W. Roth Title: Chief Executive Officer